HERLOCHER FOODS ONLINE, LLC
415 E. CALDER WAY
STATE COLLEGE, PA 16801

SALES COMMISSION AGREEMENT

It is agreed that Herlocher Foods Online, LLC will enter into a sales commission agreement with John Flude.  John Flude will be paid a sales commission of 20% of all internet sales generated from the Yahoo website net of shipping costs.  Payment will be paid monthly by the 20th of the month for the previous months sales.  John Flude will also maintain the website and provide all services for it.  This agreement will commence on August 1, 2008 and continue until either party give written 30 day notice to terminate the agreement.

August 1, 2008

_______________________________
John Flude

_______________________________
Herlocher Foods Online, LLC